Exhibit 99.1

FOR IMMEDIATE RELEASE

AMVAC, MONSANTO ANNOUNCE CROP PROTECTION COLLABORATION

Newport Beach, CA – June 21, 2011 - American Vanguard Corporation (NYSE:AVD) today announced that its wholly-owned subsidiary Amvac Chemical Corporation has entered into an agreement with Monsanto Company (NYSE: MON) to co-market its post-emergent corn herbicide Impact® as part of the Roundup Ready PLUS™ weed management platform. Impact complements Monsanto’s Roundup PowerMAX® and Roundup WeatherMAX® herbicides by improving the control of a number of broadleaf weeds. Under this multi-year agreement, Impact will be listed as an endorsed product in the program and promoted by both companies as the qualifying post-emergent Roundup® agricultural herbicide tank-mix product supported by Monsanto’s extensive Corn Incentives Program in the United States.

Monsanto’s Roundup Ready PLUS platform allows farmers to fully utilize the benefits of their Roundup Ready® crops by using the best practice recommendations for weed management and receiving financial incentives for using many of the products in the program. The Roundup Ready PLUS platform is designed to provide recommendations of effective, economical and sustainable weed control products for farmers.

Weed scientists recommend that farmers use multiple mechanisms of action when managing weeds on their farm. Impact’s active ingredient, topramezone, is an HPPD inhibitor herbicide that provides an effective tool in weed resistance management.

Eric Wintemute, Chairman & CEO of American Vanguard stated: “We are very pleased to be partnering with the clear leader in glyphosate herbicides. This program will allow growers to preserve the moisture and nutrients in their soil that would otherwise be consumed by many of these hard-to-control / glyphosate resistant broadleaf weeds. This collaborative engagement provides Amvac with the opportunity for expanded sales of its high-performance Impact herbicide; provides Monsanto with even more effective and comprehensive herbicide control for its Roundup® brand herbicides; and most importantly, provides our mutual customers, the U.S. corn grower, with the potential for maximum yield enhancement.”

“We are pleased to announce the addition of Impact as a post-emergent corn herbicide to our Roundup Ready PLUS Corn Incentives Program,” said Tyler Hackstadt, Monsanto’s Selective Chemistry Portfolio Manager. “This agreement creates value and choice for farmers using the Roundup Ready PLUS system by offering another tool to effectively manage weeds on their farm. We believe this partnership further confirms our commitment to offer the best weed management recommendations to growers that will help them proactively use residual herbicides and multiple modes of action, and at the same time, optimize their potential for weed control and achieve maximum yield.”

Under the agreement, Monsanto will license its Roundup Ready PLUS trademarks for use on Impact and co-market Amvac’s post-emergent corn herbicide Impact as part of the Roundup Ready PLUS weed management program. Financial terms of the agreement were not disclosed.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poor’s 600 Index. To learn more about American Vanguard’s Amvac Chemical Corporation, please reference the Company’s web site at www.amvac-chemical.com.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter® at www.twitter.com/MonsantoCo, on Facebook® at www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

Always read and follow label directions. Amvac, Amvac Chemical Corporation and IMPACT are trademarks of American Vanguard Corporation. Monsanto and Vine Design, Roundup Ready, and Roundup Ready PLUS are trademarks of Monsanto Technology LLC.

Media/Investor Contacts:

American Vanguard Corporation

William A. Kuser

Director of Investor Relations

(949) 260-1200

williamk@amvac-chemical.com

Monsanto Company

John Combest

Media Communications Manager

(314) 694-6751

john.c.combest@monsanto.com